Exhibit 3.1

CERTIFICATE OF DESIGNATION, PREFERENCES AND

OTHER RIGHTS OF

SERIES H CONVERTIBLE PREFERRED STOCK OF HIGH WIRE NETWORKS, INC.

I, Mark Porter, hereby certify that I am the Chairman of the Board of Directors of High Wire Networks, Inc. (the “Corporation”), a corporation organized and existing under the Nevada Revised Statutes, and further do hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation (the “Board”) by the Corporation’s Articles of Incorporation (the “Articles of Incorporation”), the Board on May 20, 2025, adopted the following resolutions creating a series of shares of preferred stock designated as Series H Convertible Preferred Stock, none of which shares have been issued:

RESOLVED, that the Board hereby designates the Series H Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows:

Series H Preferred Stock

The Corporation shall designate a series of preferred stock, consisting of 200 shares, with stated value of $10,000 per share (the “Stated Value”), as Series H Preferred Stock (the “Series H”), which shall have the following designations, rights and preferences:

1. Redemption. Upon ten business days’ notice, the Corporation shall have the option to redeem the Series H for an amount equal to 100% of the outstanding Stated Value of the Series H, plus any accrued but unpaid dividends (the “Corporation Redemption Price”). The Corporation Redemption Price required to be paid by the Corporation to each holder of Series H (“Holder”) shall be paid in the cash on the date of redemption specified by the Corporation in its redemption notice. A Holder may convert some or all of its shares of Series H until the date it receives in full the Corporation Redemption Price.

2. Voting Rights. Except as otherwise provided herein or as required by law, the Series H shall be voted together with the shares of common stock, par value $0.00001 per share of the Corporation (“Common Stock”), and any other series of preferred stock then outstanding that have voting rights, and except as provided in Section 8, below, not as a separate class, at any annual or special meeting of stockholders of the Corporation, with respect to any question or matter upon which the holders of Common Stock have the right to vote, such that the voting power of each share of Series H is equal to the voting power of the shares of Common Stock that each such share of Series H would be convertible into pursuant to Section 6 if the Series H Conversion Date was the date of the vote. The Series H shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and may act by written consent in the same manner as the holders of Common Stock of the Corporation.

3. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall (i) first be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the Stated Value for each share of Series H and any accrued and unpaid dividends owing in respect thereof before any distribution or payment shall be made to the holders of any other securities of the Corporation and (ii) then be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Series H were fully converted (disregarding for such purposes any conversion limitations hereunder) to Common Stock which amounts shall be paid pari passu with all holders of Common Stock. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

4. No Preemptive Rights. No holder of Series H shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class.

5. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy, and nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation.

6. Conversion.

a)	Beginning one (1) year from the date of issuance, all or a portion of the Series H may be converted into Common Stock at $1.00 per share, subject to adjustment for stock splits, dividends, and similar adjustments (the “Conversion Price”). To determine the number of shares of Common Stock issuable upon any such conversion, the product of the number of shares of Series H being converted multiplied by the amount of the Stated Value of each share being converted and the amount of any accrued and unpaid dividends that the Holder elects to then convert, would be divided by the Conversion Price set forth in the preceding sentence.

b)	Delivery of Conversion Shares Upon Conversion. Not later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) after each conversion date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the Holder the Common Stock issuable upon conversion of this Series H (the “Conversion Shares”). As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of trading days, of the Corporation’s primary trading market with respect to the Common Stock as in effect on the date of conversion.

c)	Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to the Holder such Conversion Shares by the Share Delivery Date pursuant to Section 6(b), and if after such Share Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount, if any, by which (x) the Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that the Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the Holder, either reissue (if surrendered) the Series H which is the subject of such conversion (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(b). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of this Series H with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay the Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver Conversion Shares upon conversion of this Series H as required pursuant to the terms hereof.

d)	Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the date the Series H is issued, the Corporation grants, issues or sells any Common Stock, for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such granting, issuance or sale or deemed granting, issuance or sale (such Conversion Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then, immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced, and only reduced, to an amount equal to the New Issuance Price.

e)	Qualified Offering. Upon the consummation of a Qualified Offering, the Holder shall have the option to convert any of their outstanding Series H, at a value equal to 200% of the Stated Value and any accrued and unpaid dividends owing thereon, into the securities issued as part of such Qualified Offering. “Qualified Offering” means a financing by the Corporation occurring while any Series H preferred stock remains outstanding.

7. Dividends. Each share of Series H shall be entitled to receive, and the Corporation shall pay, cumulative dividends of $1,000 per share of Series H per quarter, payable quarterly in arrears in cash, beginning on September 1, 2025, then on the first business day of each subsequent fiscal quarter, and ending on the date that such share of Series H has been converted or redeemed. Dividends on the Series H shall be calculated on the basis of a 360-day year, consisting of twelve (12) thirty (30) calendar day periods, and shall accrue and compound daily commencing on June 1, 2025, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends shall cease to accrue with respect to any Series H redeemed or converted.

8. Vote to Change the Terms of or Issuance of Series H. The affirmative vote at a meeting duly called for such purpose, or written consent without a meeting, of the holders of not less than fifty-one (51%) of the then outstanding shares of Series H shall be required for any change to the Certificate of Designation, Preferences, Rights and Other Rights of the Series H or for the issuance of any additional shares of Series H.

9. Specific Shall Not Limit General. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by its Director as of this 22nd day of May, 2025.

HIGH WIRE NETWORKS, INC.

By:	/s/ Mark Porter
Name:	Mark Porter
Title:	Director

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